Exhibit 10.2
Amended and Restated Employment Agreement

This Amended and Restated Employment Agreement (the “Agreement”), effective September 4, 2020 (the “Effective Date”), is made by and between Heath Deneke (the “Executive”) and Summit Operating Services Company, LLC (together with any of its subsidiaries and affiliates as may employ the Executive from time to time, and any successor(s)
thereto, the “Company”).

RECITALS

1.The Company and the Executive are parties to an employment agreement, dated
August 8, 2019 (the “Original Employment Agreement”).

2. The Company and the Executive desire to amend and restate the Original Employment
Agreement in the form hereof.

3. The Company desires to assure itself of the services of the Executive by engaging the Executive to perform services under the terms hereof.

4. The Executive desires to provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

1.Certain Definitions.

(a) “AAA” shall have the meaning set forth in Section 18.

(b) “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended from time to time.

(c) “Agreement” shall have the meaning set forth in the preamble hereto.

(d) “Annual Base Salary” shall have the meaning set forth in Section 3(a).

(e) “Annual Bonus” shall have the meaning set forth in Section 3(b).

(f) “Annual LTIP Target” means the annual grant-date LTIP target award value, which value may vary in the Board’s discretion based on Executive’s or the Company’s performance prior to each annual LTIP grant.

(g) “Board” shall mean the Board of Managers of the General Partner, or any successor governing body of the Partnership.

(h) The Company shall have “Cause” to terminate the Executive’s employment hereunder upon: (i) the Executive’s willful failure to substantially perform the duties set forth herein (other than any such failure resulting from the Executive’s Disability); (ii) the Executive’s willful failure to carry out, or comply with, in any material respect any lawful directive of the Board; (iii) the Executive’s commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (iv) the Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Executive’s duties and responsibilities hereunder; (v) the Executive’s commission at any time of any act of fraud, embezzlement, misappropriation, material misconduct, conversion of assets of the Company, or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof); or (vi) the Executive’s material breach of this Agreement, or other agreements with the Company (including, without limitation, any breach of the restrictive covenants of any such agreement).

(i) “Change in Control” shall mean: (i) any “person” or “group” within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act shall become the beneficial owners, by way of merger, acquisition, consolidation, recapitalization, reorganization or otherwise, of fifty percent (50%) or more of the combined voting power of the equity interests in the General Partner or the Partnership; (ii) the limited partners of the Partnership approve, in one or a series of transactions, a plan of complete liquidation of the Partnership, (iii) the sale or other disposition by the General Partner or the Partnership of all or substantially all of the Partnership’s assets in one or more transactions to any Person other than the Company, the General Partner, or the Partnership; or (iv) a transaction resulting in a Person other than the Company, the General Partner, or any of their respective Affiliates (as determined immediately prior to the consummation of any such transaction) being the sole general partner of the Partnership. Notwithstanding any of the foregoing, or anything to the contrary expressed or implied by any other provision of this Agreement, in no event shall a “Change in Control” result from a mutually agreed transaction or out-of-court settlement between the parties, or a voluntary or involuntary foreclosure, reorganization, bankruptcy or similar judicial proceeding, the result of which is that certain equity interests in the General Partner or the Partnership that are pledged to the lenders as collateral to secure Summit Midstream Partners Holdings, LLC’s obligations under the Term Loan (as defined below) are transferred to one or more of such lenders in full and final satisfaction of the term loan obligations.

(j) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(k) “Company” shall, except as otherwise provided in Section 7(i), have the meaning set forth in the preamble hereto.

(l) “Compensation Committee” shall mean the Compensation Committee of the Board, or if no such committee exists, the Board.

(m) “Date of Termination” shall mean (i) if the Executive’s employment is terminated due to the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated due to the Executive’s Disability, the date determined pursuant to Section 4(a)(ii); (iii) if the Executive’s employment is terminated pursuant to Section 4(a)(iii)-(vi) or Section 4(a)(ix), either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 4(b), whichever is earlier; or (iv) if the Executive’s employment is terminated pursuant to Section 4(a)(vii)-(viii), the date immediately following the expiration of the then-current Term.

(n) “Disability” shall mean the Executive’s inability, with or without reasonable accommodation, to perform the essential functions of his position by reason of any medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than twelve (12) months as determined by a physician jointly selected by the Company and the Executive.

(o) “Effective Date” shall have the meaning set forth in the preamble hereto.

(p) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(q) “Excise Tax” shall have the meaning set forth in Section 6(b).

(r) “Executive” shall have the meaning set forth in the preamble hereto.

(s) “Extension Term” shall have the meaning set forth in Section 2(b).

(t) “First Payment Date” shall have the meaning set forth in Section 5(b)(ii).

(u) ”General Partner” means Summit Midstream GP, LLC, a Delaware limited liability company.

(v) “Good Reason” will mean the occurrence of one or more of the following conditions: (i) a material diminution in the Executive’s authority, duties, or responsibilities, as described herein; (ii) a material diminution in the aggregated total of the Executive’s (A) Annual Base Salary, (B) target Annual Bonus (as a percentage of Annual Base Salary) and (C) Annual LTIP Target, in each case as described herein; provided, however that any diminution of the Annual LTIP Target in accordance with the proviso of the definition thereof shall be disregarded for purposes of this definition; (iii) a material change in the geographic location at which the Executive must perform the Executive’s services hereunder that requires the Executive to relocate his or her residence to a location more than fifty (50) miles from Houston, Texas; provided that the foregoing shall only constitute Good Reason under this Agreement if (1) as of the Effective Date, Executive’s residence is located within fifty (50) miles of Houston, Texas or (2) at the request of the Company, Executive relocates his or her residence to within fifty (50) miles of Houston, Texas during the Term; (iv) a change in the Executive’s reporting relationship resulting in the Executive no longer reporting directly to the Board of Managers of the General Partner; or (v) any other action or inaction that constitutes a material breach of this Agreement by the Company. For the avoidance of doubt, the following will not constitute "Good Reason": (x) the notification and placement of Executive on administrative leave with compensation and benefit continuation pending a potential determination by the Board that Executive may be terminated for Cause and (y) non-extension of the Term by the Executive.

(w) “Initial Term” shall have the meaning set forth in Section 2(b).

(x) “Installment Payments” shall have the meaning set forth in Section 5(b)(ii).

(y) “LTIP” shall mean the Summit Midstream Partners, LP 2012 Long-Term Incentive Plan adopted by the Partnership in connection with Registration Statement 333-184214, filed by the Partnership with the Securities and Exchange Commission on October 1, 2012, and any additional long-term incentive plan adopted in the future and identified by the Company or the Partnership, in the adopting resolution or otherwise, as an “LTIP” pursuant hereto.

(z) “Notice of Termination” shall have the meaning set forth in Section 4(b).

(aa) “Original Employment Agreement” shall have the meaning set forth in the recitals hereto.

(bb) “Partnership” means Summit Midstream Partners LP, a Delaware limited partnership.

(cc) “Performance Targets” shall have the meaning set forth in Section 3(b).

(dd) “Person” shall mean any individual, natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization or other entity of any nature.

(ee) “Proprietary Information” shall have the meaning set forth in Section 7(c).

(ff) “Prorated Termination Bonus” shall have the meaning set forth in Section 3(b)
(gg) “Release” shall have the meaning set forth in Section 5(b)(ii).
(hh) “Restricted Business” shall mean any business (i) relating to midstream assets (including, without limitation, the gathering, processing and transportation of natural gas and crude oil), which competes with the business of the Company, its parent, Affiliates, related entities, or any of their direct or indirect subsidiaries, or
(ii) which the Company, its parent, Affiliates, related entities, or any of their direct or indirect subsidiaries have taken active steps to engage in or acquire, but only if the Executive directly or indirectly engaged in, had any equity interest in, or managed or operated, such business or activity (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) at any time during the twelve (12)-month period immediately prior to the Date of Termination.

(ii) “Restricted Period” shall mean the period from the Date of Termination through the first (1st) anniversary of the Date of Termination.

(jj) “Restricted Territory” shall mean (i) those counties set forth on Exhibit A to this Agreement, (ii) those counties in which the Company, its parent, Affiliates, related entities, or any of their direct or indirect subsidiaries engaged in operations or owned or operated assets at any time during the twelve (12)-month period immediately prior to the Date of Termination, and (iii) those counties in which the Company, its parent, Affiliates, related entities, or any of their direct or indirect subsidiaries took active steps to engage in operations or acquire or operate assets, but only if the Executive directly or indirectly engaged in, had any equity interest in, or managed or operated, such business or activity (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) at any time during the twelve (12)-month period immediately prior to the Date of Termination.

(kk) “Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.

(ll) “Severance Payment” shall have the meaning set forth in Section 5(b)(i).

(mm)“Severance Period” shall mean the period beginning on the Date of Termination and ending on the first (1st) anniversary of the Date of Termination, unless earlier terminated pursuant to the last sentence of Section 7(a).

(nn) “Term” shall have the meaning set forth in Section 2(b)

(oo) “Term Loan” shall mean the Term Loan Agreement dated as of March 21, 2017 by and between Summit Midstream Partners Holdings, LLC, as Borrower, the several Lenders party thereto, and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent and Collateral Agent (as amended).

(pp) “Total Payments” shall have the meaning set forth in Section 6(b).

2. Employment.

(a) In General. The Company shall employ the Executive and the Executive shall enter the employ of the Company, for the period set forth in Section 2(b), in the position set forth in Section 2(c), and upon the other terms and conditions herein provided.

(b) Term of Employment. The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on the Effective Date and ending on the second (2nd) anniversary of the Effective Date, unless earlier terminated as provided in Section 4. The Initial Term shall automatically be extended for successive one (1) year periods (each, an “Extension Term” and, collectively with the Initial Term, the “Term”), unless either party hereto gives notice of non-extension to the other no later than thirty (30) days prior to the expiration of the then-applicable Term.

(c) Position and Duties. During the Term, the Executive: (i) shall serve as President and CEO of the Company, with responsibilities, duties and authority customary for such position, subject to direction by the Board; (ii) shall report to the Board; (iii) shall devote substantially all the Executive’s working time and efforts to the business and affairs of the Company and its subsidiaries, provided that the Executive may (1) serve on corporate, civic, charitable, industry or professional association boards or committees, subject to the Board’s prior written consent in the case of any such board or committee that relates directly or indirectly to the business of the Company or its subsidiaries (which consent shall not unreasonably be withheld), (2) deliver lectures, fulfill speaking engagements or teach at educational institutions and (3) manage his personal investments, so long as none of such activities meaningfully interferes with the performance of the Executive’s duties and responsibilities hereunder, or involves a conflict of interest with the Executive’s duties or responsibilities hereunder or a breach of the covenants contained in Section 7; and (iv) agrees to observe and comply with the Company’s rules and policies as adopted by the Company from time to time, which have been made available to the Executive. As of the Effective Date, the Executive shall be appointed or elected to the Board of Managers of the General Partner, and shall be entitled to serve as a member of the Board of Managers of the General Partner at all times during the Term.

3. Compensation and Related Matters.

(a) Annual Base Salary. During the Term, the Executive shall receive a base salary at a rate of $600,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company, subject to review and upward, but not downward without Executive’s written consent, adjustment by the Board in its sole discretion (the “Annual Base Salary”).

(b) Annual Bonus. With respect to each calendar year that ends during the Term, the Executive shall be eligible to receive an annual cash bonus (the “Annual Bonus”), prorated for the first calendar year of the Term, ranging from zero to three hundred percent (300%) of the Annual Base Salary, with a target Annual Bonus equal to one hundred fifty percent (150%) of the Annual Base Salary, based upon annual performance targets (the “Performance Targets”) established by the Board in its sole discretion. The amount of the Annual Bonus shall be based upon attainment of the Performance Targets, as determined by the Board (or any authorized committee of the Board) in its sole discretion. Each such Annual Bonus shall be payable on such date as is determined by the Board, but in any event on or prior to March 15 of the calendar year immediately following the calendar year with respect to which such Annual Bonus relates. Notwithstanding the foregoing, no bonus shall be payable with respect to any calendar year unless the Executive remains continuously employed with the Company during the period beginning on the Effective Date and ending on December 31 of such year; provided that if the Executive’s employment is terminated pursuant to Section 4(a)(i), (ii), (iv), (v) or (vii), the Company shall pay to the Executive a prorated Annual Bonus with respect to the calendar year in which the Date of Termination occurs equal to the target Annual Bonus for such calendar year multiplied by a fraction, the numerator of which is the number of calendar days during such calendar year that the Executive was continuously employed by the Company and the denominator of which is 365 (the “Prorated Termination Bonus”); provided further that, in the case of a termination pursuant to Section 4(a)(ii), (iv), (v) or (vii), no portion of the Prorated Termination Bonus shall be paid unless the Executive timely executes the Release and does not revoke the Release within the time periods set forth in Section 5(b)(ii).

(c) LTIP Award. During the Term, the Executive shall be eligible to receive annual equity award grants pursuant to the LTIP, as determined by the Board or a committee thereof.
For calendar year 2020 and beyond, the Annual LTIP Target will be equal to 275% of the Annual Base Salary. Any awards issued to the Executive under the LTIP are governed by and subject to the terms of the LTIP and the underlying award agreements.

(d) Benefits. The Executive shall be eligible to participate in benefit plans, programs and arrangements of the Company, as in effect from time to time (including, without limitation, medical and dental insurance and a 401(k) plan).

(e) Vacation; Holidays. During the Term, the Executive shall be entitled to paid time off (“PTO”) each full calendar year as provided by the Company’s PTO policies for similarly situated employees. The PTO shall be used for vacation and sick days. Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Executive. Any PTO that the Executive is entitled to in any calendar year that is not used by the end of such calendar year shall be forfeited, except for up to five days of PTO each year that may be carried forward to the following year. Holidays shall be provided in accordance with Company policy, as in effect from time to time.

(f) Business Expenses. During the Term, the Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of the Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures. In addition to the foregoing, the Company shall reimburse the Executive for annual tax preparation services and ongoing tax advice of up to $12,000 per year, beginning with such expenses incurred in 2019. In addition, the Company shall reimburse the Executive for an annual executive physical at a medical facility of the Executive’s choice. The Executive shall also be reimbursed for up to $15,000 per year for annual international and local chapter dues associated with membership in YPO.

4. Termination.

The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a) Circumstances

(i) Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.

(ii) Disability. If the Executive incurs a Disability, the Company may give theExecutive written notice of its intention to terminate the Executive’s employment. In that event, the Executive’s employment with the Company shall terminate, effective on the later of the thirtieth (30th) day after receipt of such notice by the Executive or the date specified in such notice; provided that Executive’s Disability continues beyond such thirty (30) day notice period.

(iii) Termination for Cause. The Company may terminate the Executive’semployment for Cause. Executive’s termination will not be deemed to be for Cause unless the Company has provided a written Notice of Termination (defined in Section 4(b) below) to Executive specifying the event or condition claimed to constitute Cause and, in the case of a termination pursuant to Section 1(h)(i), (ii), or (vi), Executive has failed to cure Executive’s failure or breach within thirty (30) days following the Executive’s receipt of the Company’s Notice of Termination (to the extent that, in the reasonable judgment of the Board, such failure or breach can be cured by the Executive).

(iv) Termination without Cause. The Company may terminate the Executive’s employment without Cause.

(v) Resignation for Good Reason. The Executive may resign from employment for Good Reason. Executive’s resignation will not be deemed to be for Good Reason if Executive has consented to the condition claimed to constitute Good Reason, nor will Executive’s resignation be deemed to be for Good Reason, unless Executive has provided a written Notice of Termination (defined in Section 4(b) below) to the Company specifying the event or condition claimed to constitute Good Reason within ninety (90) days following the initial existence of such event or condition, and the Company has, after receipt of such notice of Good Reason from Executive, failed to cure or correct such condition or event within thirty (30) days following the Company’s receipt of Executive’s Notice of Termination evidencing intent to resign for Good Reason.

(vi) Resignation without Good Reason. The Executive may resign from the Executive’s employment without Good Reason.

(vii) Non-Extension of Term by the Company. The Company may give notice of non-extension to the Executive pursuant to Section 2(b). For the avoidance of doubt, non-extension of the Term by the Company shall not constitute termination by the Company without Cause.
(viii) Non-Extension of Term by the Executive. The Executive may give notice of non-extension to the Company pursuant to Section 2(b).

(ix) Resignation following a Change in Control. The Executive may resign from the Executive’s employment within sixty (60) days following a Change in Control.

(b) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 4 (other than a termination pursuant to Section

4(a)(i) above) shall be communicated by a written notice to the other party hereto: (i) indicating the specific termination provision in this Agreement relied upon, (ii) except with respect to a termination pursuant to Section 4(a)(iv), (vi), (vii), (viii), or (ix), setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specifying a Date of Termination which, if submitted by the Executive (or, in the case of a termination described in Section 4(a)(ii), by the Company), shall be at least thirty (30) days following the date of such notice (a “Notice of Termination”); provided, however, that a Notice of Termination delivered by the Company pursuant to Section 4(a)(ii) shall not be required to specify a Date of Termination, in which case the Date of Termination shall be determined pursuant to Section 4(a)(ii); and provided, further, that in the event that the Executive delivers a Notice of Termination (other than a notice of non- extension under Section 4(a)(viii) above) to the Company, the Company may, in its sole discretion, accelerate the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination (even if such date is prior to the date specified in such Notice of Termination). A Notice of Termination submitted by the Company may provide for a Date of Termination on the date the Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion. The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Company or the Executive hereunder or preclude the Company or the Executive from asserting such fact or circumstance in enforcing the Company’s or the Executive’s rights hereunder.

(c) Post-Termination Assistance. Executive agrees to make reasonable efforts to assist the Company after the termination of Executive’s employment, including but not limited to, transitioning of Executive’s job duties as well as assisting with any legal proceeding, lawsuit, or claim involving matters occurring during Executive’s employment with the Company. The Company shall reimburse Executive for reasonable expenses incurred in connection with such cooperation.

(d) Deemed Resignations. Unless otherwise agreed to in writing by the Company and the Executive prior to the termination of the Executive's employment, any termination of the Executive's employment shall, without changing the basis for termination of employment or the impact of such termination on the Executive's rights, if any, under this Agreement, constitute (i) an automatic resignation of the Executive from any position held as an officer of the Company and any of its Affiliates and (ii) an automatic resignation of the Executive from the Board of Managers of the General Partner (if applicable), from the board of directors or similar governing body of any Affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability entity or other entity in which the Company or any Affiliate holds an equity interest and with respect to which board or similar governing body the Executive serves as the Company's or such Affiliate's designee or other representative.

5. Company Obligations Upon Termination of Employment.

(a) In General. Upon a termination of the Executive’s employment for any reason, the Executive (or the Executive’s estate) shall be entitled to receive: (i) any portion of the Executive’s Annual Base Salary through the Date of Termination not theretofore paid, (ii) any expenses owed to the Executive under Section 3(f), (iii) any accrued but unused PTO pursuant to Section 3(e), and (iv) any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 3(d), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements. Any Annual Bonus earned for any calendar year completed prior to the Date of Termination, but unpaid prior to such date, and any Prorated Termination Bonus owed pursuant to the last sentence of Section 3(b), shall be paid within sixty (60) days after the Date of Termination (but in any event on or prior to March 15 of the calendar year immediately following such completed calendar year with respect to which such Annual Bonus or Prorated Termination Bonus was earned). Except as otherwise set forth in Section 5(b) below, the payments and benefits described in this Section 5(a) shall be the only payments and benefits payable in the event of the Executive’s termination of employment for any reason.

(b) Severance Payment

(i) In addition to the payments and benefits described in Section 5(a) above, if the Executive’s employment shall be terminated by the Company without Cause pursuant to Section 4(a)(iv), by the Executive’s resignation for Good Reason pursuant to Section 4(a)(v), or due to non-extension of the Initial Term or any Extension Term by the Company pursuant to Section 4(a)(vii), the Company shall pay to Executive severance in the total gross amount equal to two and one-half (2.5) times the sum of (1) the Annual Base Salary for the year in which the Date of Termination occurs, and (2) the higher of the target Annual Bonus or the Annual Bonus paid to the Executive in respect of the calendar year immediately preceding the year in which the Date of Termination occurs (the “Severance Payment”).

(ii) The Severance Payment shall be in lieu of notice or any other severance benefits to which the Executive might otherwise be entitled. Notwithstanding anything herein to the contrary, (A) no portion of the Severance Payment shall be paid unless, on or prior to the sixtieth (60th) day following the Date of Termination, the Executive timely executes a general waiver and release of claims agreement, in a form substantially similar to that attached to this Agreement as Exhibit B (the “Release”), which Release shall not have been revoked by the Executive prior to the expiration of the period (if any) during which any portion of such Release is revocable under applicable law, and (B) as of the first date on which the Executive violates any covenant contained in Section 7, any remaining unpaid portion of the Severance Payment shall thereupon be forfeited. Subject to the provisions of Section 9, the Severance Payment shall be paid in equal installments during the Severance Period, at the same time and in the same manner as the Annual Base Salary would have been paid had the Executive remained in active employment during the Severance Period, in accordance with the Company’s normal payroll practices in effect on the Date of Termination; provided that any installment that would otherwise have been paid prior to the first normal payroll payment date occurring on or after the sixtieth (60th) day following the Date of Termination (such payroll date, the “First Payment Date”) shall instead be paid on the First Payment Date. For purposes of Section 409A (including, without limitation, for purposes of Section 1.409A-2(b)(2)(iii) of the Department of Treasury Regulations), the Executive’s right to receive the Severance Payment in the form of installment payments (the “Installment Payments”) shall be treated as a right to receive a series of separate payments and, accordingly, each Installment Payment shall at all times be considered a separate and distinct payment.

(c) During the lesser of the period during which Executive or a qualifying beneficiary (as defined in Section 607 of ERISA) has in effect an election for post-termination continuation coverage for medical and dental benefits under applicable law, including Section 4980 of the Code (“COBRA”), or the period ending on the 18-month anniversary of the Date of Termination, Executive (or, if applicable, the qualifying beneficiary) shall be entitled to such coverage at an out-of-pocket premium cost that does not exceed the out-of-pocket premium cost applicable to similarly situated active employees (and their eligible dependents).

(d) The provisions of this Section 5 shall supersede in their entirety any severance payment provisions in any severance plan, policy, program or other arrangement maintained by the Company.

(e) Recharacterization of Termination. Notwithstanding any other provision of this Agreement, if following the termination of employment the Company discovers that grounds existed as of the Date of Termination for a termination for Cause, then such termination shall be deemed to be a termination for Cause and Executive shall only be entitled to the payments and benefits provided in Section 5(a). In the event Executive’s termination is reclassified as a termination for Cause pursuant to this Section 5(e), Executive’s termination shall be so treated and classified for all purposes under this Agreement and any other agreements between Executive and the Company, and Executive shall repay to the Company any monies or benefits received by Executive following termination to which Executive would not have been entitled upon being terminated for Cause.

6. Change in Control.

(a) Equity Awards. Notwithstanding anything to the contrary in this Agreement or any other agreement, including the LTIP and any award agreement thereunder, all equity awards granted to the Executive under the LTIP and held by the Executive as of immediately prior to a Change in Control, to the extent unvested, shall become fully vested immediately prior to the Change in Control.

(b) Golden Parachute Excise Tax Protection. Notwithstanding any provision of this Agreement, if any portion of the payments or benefits provided to the Executive hereunder, or under any other agreement with the Executive or any plan, policy or arrangement of the Company or any of its Affiliates (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” and would, but for this Section 6(b), result in the imposition on the Executive of an excise tax under Section 4999 of the Code (the “Excise Tax”), then the Total Payments to be made to the Executive shall either be (i) delivered in full, or (ii) reduced by such amount such that no portion of the Total Payments would be subject to the Excise Tax, whichever of the foregoing results in the receipt by the Executive of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the Excise Tax). The determination of whether a reduction in Total Payments is necessary and the amount of any such reduction shall be made by the Company in its reasonable discretion and in reliance on its tax advisors. If the Company so determines that a reduction in Total Payments is required, such reduction shall apply first pro rata to (A) cash payments subject to Section 409A of the Code as “deferred compensation” and (B) cash payments not subject to Section 409A of the Code (in each case with the cash payments otherwise scheduled to be paid latest in time reduced first), and then pro rata to (C) equity-based compensation subject to Section 409A of the

Code as “deferred compensation” and (D) equity-based compensation not subject to Section 409A of the Code.

7. Restrictive Covenants.

(a) The Executive shall not, at any time during the Term or, in the event of a termination of Executive’s employment pursuant to Section 4(a)(iv), (v), or (vii), during the Restricted Period, directly or indirectly, (i) engage in the Restricted Business within the Restricted Territory, or (ii) have any equity interest in or manage, participate in, assist, or operate any Person (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in the Restricted Business within the Restricted Territory. Notwithstanding the foregoing, the Executive shall be permitted to acquire a passive stock or equity interest in such a business; provided that such stock or other equity interest is publicly traded and the amount acquired by Executive is not more than five percent (5%) of the outstanding interest in such business. Notwithstanding the foregoing, at any time during the Restricted Period, Executive may, at Executive’s option, serve on the Company a written notice waiving the right to any and all future installments of the Severance Payment pursuant to Section 5(b) (a “Severance Waiver Notice”), and upon delivery of the Severance Waiver Notice, Executive shall no longer be bound by the restrictions set forth in this Section 7(a) for the period on and after the date on which the Severance Waiver Notice is delivered to the Company; provided, however, that notwithstanding the delivery of a Severance Waiver Notice, Executive will continue to be bound by the remaining obligations set forth in this Agreement, including but not limited to those covenants of Executive set forth in Sections 7(b)-(g) hereof.

(b) The Executive shall not, at any time during the Term or during the Restricted Period, directly or indirectly, either for himself or on behalf of any other Person, (i) recruit or otherwise solicit or induce any employee of the Company to terminate his, her or its employment or arrangement with the Company, or otherwise change his, her or its relationship with the Company, (ii) hire, or cause to be hired, any person who was employed by the Company and served in a capacity of “vice president” (or any person serving in a capacity senior to vice president) at any time during the twelve (12)-month period immediately prior to the Date of Termination, or (iii) influence, induce, or encourage any customer, subscriber, or supplier of the Company to discontinue, reduce, or materially change its relationship or business with the Company.

(c) Except as the Executive reasonably and in good faith determines to be required in the faithful performance of the Executive’s duties hereunder or in accordance with Section 7(e), the Executive shall, during the Term and after the Date of Termination, maintain in confidence and shall not directly or indirectly, use, disseminate, disclose or publish, or use for the Executive’s benefit or the benefit of any Person, any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Proprietary Information”), or deliver to any Person, any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information. The Executive’s obligation to maintain and not use, disseminate, disclose or publish, or use for the Executive’s benefit or the benefit of any Person, any

Proprietary Information after the Date of Termination will continue so long as such Proprietary Information is not, or has not by legitimate means become, generally known and in the public domain (other than by means of the Executive’s direct or indirect disclosure of such Proprietary Information) and continues to be maintained as Proprietary Information by the Company. The parties hereby stipulate and agree that as between them, the Proprietary Information identified herein is important, material and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

(d) Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes.

(e) The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company (if lawfully permitted to do so) the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist such counsel in resisting or otherwise responding to such process. Upon notification from Executive of such subpoena or other legal process, the Company shall, at its reasonable expense, retain mutually acceptable legal counsel to represent Executive in connection with Executive’s response to any such subpoena or other legal process. The Executive may also disclose Proprietary Information if: (i) in the reasonable written opinion of counsel for the Executive furnished to the Company, such information is required to be disclosed for the Executive not to be in violation of any applicable law or regulation or (ii) the Executive is required to disclose such information in connection with the enforcement of any rights under this Agreement or any other agreements between the Executive and the Company.

(f) Executive shall refrain from publishing any oral or written statements about the Company or any of its Affiliates, or any of their respective officers, employees, shareholders, investors, directors, agents or representatives that are malicious, obscene, threatening, harassing, intimidating or discriminatory and which are designed to harm any of the foregoing, at any time; provided that the Executive may confer in confidence with the Executive’s legal representatives, make truthful statements to any government agency in sworn testimony, or make truthful statements as otherwise required by law. The Company agrees that, upon the termination of the Executive’s employment hereunder, it shall advise its directors and executive officers to refrain from publishing any oral or written statements about Executive that are malicious, obscene, threatening, harassing, intimidating or discriminatory and which are designed to harm Executive, at any time; provided that they may confer in confidence with the Company’s and their legal representatives and make truthful statements as required by law.

(g) Prior to accepting other employment or any other service relationship during the Restricted Period, the Executive shall provide a copy of this Section 7 to any recruiter who assists the Executive in obtaining other employment or any other service relationship and to any employer or Person with which the Executive discusses potential employment or any other service relationship.

(h) Executive agrees and hereby acknowledges that: (i) the provisions of this Section 7 do not impose a greater restraint than is necessary to protect the goodwill, trade secrets, or other business interests of the Company; (ii) such provisions contain reasonable limitations as to time, scope of activity, and geographical area to be restrained; (iii) the provisions of this Section 7 are necessary and essential to protect the Proprietary Information, trade secrets, and goodwill of the Company, as well as due to Executive’s position as an executive and/or management employee of the Company, and (iv) the consideration provided hereunder, including without limitation, the Proprietary Information provided to Executive, is sufficient to compensate Executive for the restrictions contained in this Section 7. In consideration of the foregoing and in light of Executive’s education, skills, and abilities, Executive agrees that Executive will not assert that, and it should not be considered that, any provisions of Section 7 otherwise are void, voidable, or unenforceable or should be voided or held unenforceable. In the event the terms of this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(i) As used in this Section 7, the term “Company” shall include the Company, its parent, Affiliates, related entities, and any of its direct or indirect subsidiaries.

8. Injunctive Relief. The Executive recognizes and acknowledges that a breach of the covenants contained in Section 7 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Section 7, in addition to any other remedy that may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

9. Section 409A.

(a) General. The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to the Executive under Section 409A, the Company reserves the right to (without any obligation to do so or to indemnify the Executive for failure to do so) (i) adopt such amendments to this Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect) that it determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company and/or (ii) take such other actions it determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder. Notwithstanding anything herein to the contrary, no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Executive or any other individual to the Company or any of its Affiliates, employees or agents.

(b) Separation from Service under Section 409A; Section 409A Compliance.
Notwithstanding anything herein to the contrary: (i) no termination or other similar payments and benefits hereunder shall be payable unless the Executive’s termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) if the Executive is deemed at the time of the Executive’s separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of any termination or other similar payments and benefits to which the Executive may be entitled hereunder (after taking into account all exclusions applicable to such payments or benefits under Section 409A) is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of such payments and benefits shall not be provided to the Executive prior to the earlier of (x) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A) and (y) the date of the Executive’s death; provided that upon the earlier of such dates, all payments and benefits deferred pursuant to this Section 9(b)(ii) shall be paid in a lump sum to the Executive, and any remaining payments and benefits due hereunder shall be provided as otherwise specified herein; (iii) the determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of the Executive’s separation from service shall be made by the Company in accordance with the terms of Section 409A (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); (iv) to the extent that any Installment Payments under this Agreement are deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A, for purposes of Section 409A (including, without limitation, for purposes of Section 1.409A- 2(b)(2)(iii) of the Department of Treasury Regulations), each such payment that the Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment; (v) to the extent that any reimbursements or corresponding in-kind benefits provided to the Executive under this Agreement are deemed to constitute “deferred compensation” under Section 409A, such reimbursements or benefits shall be provided reasonably promptly, but in no event later than December 31 of the year following the year in which the expense was incurred, and in any event in accordance with Section 1.409A-3(i)(1)(iv) of the Department of Treasury Regulations; and (vi) the amount of any such payments or expense reimbursements in one calendar year shall not affect the expenses or in-kind benefits eligible for payment or reimbursement in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

10. Assignment and Successors. The Company may, without Executive’s consent, assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its Affiliates. The Executive may not assign the Executive’s rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

11. Governing Law. This Agreement shall be governed, construed, interpreted and forced in accordance with the substantive laws of the State of Delaware, without reference to the principles of conflicts of law of Delaware or any other jurisdiction, and where applicable, the laws of the United States.

12. Notices. Any notice, request, claim, demand, document and other communication hereunder to any party hereto shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, to the following address (or at any other address as any party hereto shall have specified by notice in writing to the other party hereto):

(a) If to the Company:

Summit Operating Services Company, LLC
Attn: General Counsel
910 Louisiana Street
Suite 4200
Houston, Texas 77042
Facsimile: (832) 413-4780
with copies to:
Robert M. Wohleber
910 Louisiana Street
Suite 4200
Houston, Texas 77042
Facsimile: (832) 413-4780
And

Locke Lord LLP
Attn: Jeffrey M. McPhaul, Partner
2800 JPMorgan Chase Tower
600 Travis St.
Houston, TX 77002
T: 713-226-1269
F: 713-229-2537
jmcphaul@lockelord.com

If to the Executive, at the address set forth on the signature page hereto.

13. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

14.     Entire Agreement. This Agreement (together with any other agreements and instruments contemplated hereby or referred to herein) is intended by the parties hereto to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement (including, without limitation, any term sheet or offer letter). The parties hereto further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement. This Agreement expressly supersedes the Original Employment Agreement.

15. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of the Company and approved by the Board, which expressly identifies the amended provision of this Agreement. By an instrument in writing similarly executed and approved by the Board, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties hereto with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure to comply or perform. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

16. No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

17. Construction. This Agreement shall be deemed drafted equally by both of the parties hereto. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party hereto shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) ”includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

18. Arbitration. Any dispute or controversy based on, arising under or relating to this Agreement shall be settled exclusively by final and binding arbitration, conducted before a single neutral arbitrator in Houston, Texas in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (the “AAA”) then in effect. Due to the interstate nature of the Company’s operations, the parties agree that the Federal Arbitration Act shall apply to this Agreement. Arbitration may be compelled, and judgment may be entered on the arbitration award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 7, and the Executive hereby consents that such restraining order or injunction may be granted without requiring the Company to post a bond (or, if required by applicable law, a bond of $500). Only individuals who are (a) lawyers engaged full-time in the practice of law and (b) on the AAA roster of arbitrators shall be selected as an arbitrator. Within twenty (20) days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. The arbitrator shall be entitled to award any relief available in a court of law. Each party shall bear its own costs and attorneys’ fees in connection with an arbitration; provided that the Company shall bear the cost of the arbitrator and the AAA’s administrative fees.

19. Notice of Immunity. The Executive acknowledges that the Company has provided the Executive with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act of 2016: (i) the Executive shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of Proprietary Information that is made in confidence to a U.S. federal, state or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (ii) the Executive shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of Proprietary Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Proprietary Information to the Executive’s attorney and use the Proprietary Information in the court proceeding, if the Executive files any document containing the Proprietary Information under seal, and does not disclose the Proprietary Information, except pursuant to court order. However, under no circumstance will the Executive be authorized to disclose any information covered by attorney-client privilege or attorney work product of the Company without prior written consent of the Company’s General Counsel or other officer designated by the Company. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede the Executive (or any other individual) from reporting possible violations of U.S. federal law or regulation to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, and any agency Inspector General of the U.S. government, or making other disclosures under the whistleblower provisions of U.S. federal law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive shall not be required to notify the Company that such reports or disclosures have been made.

20. Enforcement. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

21. Waiver of Breach. Failure of the Company to demand strict compliance with any of the terms, covenants or conditions hereof will not be deemed a waiver of the term, covenant or condition, nor will any waiver or relinquishment by the Company of any right or power under this Agreement at any one time or more times be deemed a waiver or relinquishment of the right or power at any other time or times.

22. Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement, any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

23. Absence of Conflicts; Executive Acknowledgement. The Executive hereby represents that from and after the Effective Date the performance of the Executive’s duties hereunder will not breach any other agreement to which the Executive is a party. The Executive acknowledges that the Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on the Executive’s own judgment.

24. Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto that shall have accrued prior to such expiration or termination.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

COMPANY

By:	/s/ James Johnston
James Johnston
EVP, General Counsel, & Chief Compliance Officer

EXECUTIVE

By:	/s/ Heath Deneke
Heath Deneke
10 Hedwig Circle
Houston, Texas 77024

EXHIBIT A

1.Garfield County, Colorado
2.Mesa County, Colorado
3.Moffat County, Colorado
4.Rio Blanco County, Colorado
5.Weld County, Colorado
6.Eddy County, New Mexico
7.Lea County, New Mexico
8.Laramie County, Wyoming
9.Burke County, North Dakota
10.Divide County, North Dakota
11.Mountrail County, North Dakota
12.Williams County, North Dakota
13.Dallas County, Texas
14.Ellis County, Texas
15.Johnson County, Texas
16.Tarrant County, Texas
17.Belmont County, Ohio
18.Guernsey County, Ohio
19.Harrison County, Ohio
20.Monroe County, Ohio
21.Noble County, Ohio
22.Doddridge County, West Virginia
23.Harrison County, West Virginia

EXHIBIT B
RELEASE AGREEMENT

This Release Agreement (“Release Agreement”) is by and between Heath Deneke (the“Executive”) and Summit Operating Services Company, LLC (the “Company”). Executive and the Company may sometimes be referred to individually as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, Executive and the Company previously entered into that certain Amended and Restated Employment Agreement, dated as of September 4, 2020 (the “Employment
Agreement”);

WHEREAS, Executive and the Company mutually agreed, pursuant to Section 3(b) and Section 5(b) of the Employment Agreement, that as a condition to receiving any Prorated Termination Bonus or Severance Payment, Executive must timely execute, and not revoke, this Release Agreement; and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Employment Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements of the Parties set forth in this Release Agreement and the Employment Agreement, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Release of All Claims and Promise Not to Sue. In return for the Company’s promises in this Release Agreement and the Employment Agreement, including payment of the Prorated Termination Bonus and/or the Severance Payment, Executive voluntarily and knowingly hereby waives, releases, and discharges (A) the Company and any of its past or present parents, subsidiaries, owners, shareholders, members, or Affiliates (all collectively the “Company Parties”); (B) any past or present officer, director, manager or employee of the Company Parties, in their individual and official capacities; and (C) any predecessors, parent companies, subsidiaries, investors, owners, shareholders, stockholders, members, managers, operating units, Affiliates, divisions, agents, representatives, officers, directors, partners, members, employees, benefit plans, fiduciaries, insurers, attorneys, successors, and assigns of the entities and Persons named in (A)-(B) (all collectively, the “Released Parties”) from all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which Executive may have or claim to have against any of them as a result of Executive’s employment with the Company and/or separation from employment with the Company and/or as a result of any other matter arising through the date of Executive’s signature on this Release Agreement. Executive agrees not to file a lawsuit against any Released Party to assert any such released claims, and Executive agrees not to accept any monetary damages or other personal relief (including legal or equitable relief) in connection with any administrative agency report, disclosure, claim or lawsuit filed by any Person or governmental agency with the exception of the same in connection with a report or disclosure to the Securities and Exchange Commission (“SEC”). Executive represents Executive has not already made, transferred or assigned any rights to the claims released in this Release Agreement. This waiver, release, and discharge includes, but is not limited to:

(a) claims arising under federal, state, or local laws regarding employment or prohibiting employment discrimination such as, without limitation, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Genetic Information Nondiscrimination Act, the Occupational Safety and Health Act, the National Labor Relations Act, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act (FMLA), the Texas Commission on Human Rights Act; and Chapters 21, 61 and 451 of the Texas Labor Code, Comprehensive Omnibus Budget Reconciliation Act of 1985 (COBRA), the Worker Adjustment and Retraining Notification (WARN) Act;

(b) claims based on any express or implied contract, including, without limitation, under the Employment Agreement, or other agreement or representation relating to the terms and conditions of Executive’s employment, which may have been alleged to exist between Executive and the Company or any other Released Party, and claims that the Company violated its personnel policies, handbooks, or any covenant of good faith and fair dealing;
(c) claims for personal injury, harm, or other damages (whether intentional or unintentional and whether occurring on the job or not, including, without limitation, negligence, defamation, misrepresentation, fraud, intentional infliction of emotional distress, assault, battery, invasion of privacy, and other such tort or injury claims);
(d) claims growing out of any legal restrictions on the Released Parties’ right to terminate employment of their respective employees including any claims based on any violation of public policy or retaliation for taking a protected action;
(e) claims regarding any restrictions on the Released Parties’ right to enforce any of Executive’s post-termination obligations regarding non-disclosure, non- disparagement, non-competition, non-solicitation, and non-interference; and
(f) claims for equity or other ownership or profits interests, wages, back pay, overtime pay, severance pay, future pay, bonuses, commissions, and any other compensation, including, without limitation, pursuant to the Employment Agreement or the Award Letters.

NOTHING IN THIS RELEASE AGREEMENT SHALL WAIVE OR MODIFY THE FOLLOWING RIGHTS IF EXECUTIVE OTHERWISE HAS SUCH RIGHTS:

(g) any right or claim provided under this Release Agreement;

(h) benefit claims under employee pension or welfare benefit plans in which the Executive is a participant by virtue of his employment with any of the Company Parties;

(i) any rights of indemnification the Executive may have under any written agreement between the Executive and the Company (or its Affiliates), the Company’s Certificate of Incorporation, the Partnership’s LP Agreement, the General Corporation Law of the State of Delaware, any applicable statute or common law, or pursuant to any applicable insurance policy,

(j) contractual rights to vested equity awards;

(k) any right to COBRA continuation coverage;

(l) any right to seek unemployment compensation benefits if Executive is otherwise qualified under applicable law;

(m) any rights regarding a pending workers’ compensation claim, however, Executive states that Executive has no unfiled workers’ compensation claim or unreported injury;

(n) any rights that may not be waived as a matter of law; or

(o) any claim based on facts occurring after this Release Agreement is signed.

2. Executive’s Release of Age Discrimination Claims. In addition, Executive acknowledges the following:

(a) This Release Agreement is written in a manner calculated to be understood by Executive and that Executive in fact understands the terms, conditions and effect of this Release Agreement.

(b) This Release Agreement refers to rights or claims arising under the Age Discrimination in Employment Act and Older Workers’ Benefit Protection Act.

(c) Executive does not waive rights or claims that may arise after the date this Release Agreement is executed.

(d) Executive waives rights or claims only in exchange for consideration in addition to anything of value to which Executive is already entitled.

(e) Executive is advised in writing to consult with an attorney prior to executing the Release Agreement.

(f) Executive has [21/45] days in which to consider this Release Agreement before accepting, but need not take that long if Executive does not wish to, and any decision to sign this Release Agreement before the [21/45] days have expired was done so voluntarily and not because of any fraud or coercion or improper conduct by any of the Released Parties.

(g) This Release Agreement allows a period of seven (7) days following Executive’s signature on the agreement during which Executive may revoke this Release Agreement. This Release Agreement is not effective until after the revocation period has been exhausted without any revocation by Executive. No payments shall be made until after the Release Agreement becomes effective.

(h) Executive fully understands all of the terms of this waiver agreement and knowingly and voluntarily enters into this Release Agreement.

(i) Executive has been given this Release Agreement to consider on [●] (the “Consideration Date”). Any notice of acceptance or revocation should be made by Executive to the Company as specified in Section 12 of the Employment Agreement.

(j) Any changes made to the version of this Release Agreement provided to Executive on the Consideration Date are not material or were made at the Executive’s request and will not restart the required [21/45]-day consideration period.

3. Executive’s Representations. Executive is, and will continue to be, in full compliance with any non-disclosure, non-disparagement, non-competition, and non-solicitation obligations owed to the Company Parties under any agreement or applicable law. Executive further represents and warrants that Executive has returned all information and property as required by Section 7(d) of the Employment Agreement.

4. Reporting to Government Agencies. Nothing in this Release Agreement or in any other agreement referenced in this Release Agreement shall prevent Executive from filing a charge or complaint or making a disclosure or report of possible unlawful activity, including a challenge to the validity of this Release Agreement, with any governmental agency, including but not limited to the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), or the SEC, or from participating in any investigation or proceeding conducted by the EEOC, NLRB, SEC, or any federal, state or local agency. This Release Agreement does not impose any condition precedent (such as prior disclosure to any Released Party), any penalty, or any other restriction or limitation adversely affecting Executive’s rights regarding any governmental agency disclosure, report, claim or investigation. Executive understands and recognizes, however, that even if a report or disclosure is made or a charge is filed by Executive or on Executive’s behalf with a governmental agency other than the SEC, Executive will not be entitled to any damages or payment of any money or other relief personal to Executive relating to any event which occurred prior to Executive’s execution of this Release Agreement.

5. Entire Agreement. Executive has carefully read and fully understands all of the terms of this Release Agreement. Executive agrees that this Release Agreement, together with the Employment Agreement, constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein. For the avoidance of doubt, however, nothing in this Release Agreement shall constitute a waiver of any of the Company Parties’ rights to enforce any obligations of the Executive under the Employment Agreement that survive the Employment Agreement’s termination, including without limitation, any obligations concerning arbitration, confidentiality, non-competition, non-solicitation, and post-employment cooperation.

6. No Admission. Executive understands this Release Agreement is not and shall not be deemed or construed to be an admission by any of the Released Parties of any wrongdoing of any kind or of any breach of any contract, law, obligation, policy, or procedure of any kind or nature.

7. Injunctive Relief. Executive acknowledges that damages may be difficult to calculate and/or wholly inadequate for certain breaches of this Release Agreement. The Released Parties may seek immediate injunctive or other equitable relief to enforce the terms of this Release Agreement, in addition to any legal or other relief to which the Released Parties may be entitled, including damages and attorneys’ fees.

8. Representations; Modifications; Severability. Executive acknowledges that Executive has not relied upon any representations or statements, written or oral, not set forth in this Release Agreement. This Release Agreement cannot be modified except in writing and signed by all Parties. The foregoing notwithstanding, if any part of this Release Agreement is found to be unenforceable by a court of competent jurisdiction, then such unenforceable portion will be modified to be enforceable, or severed from this Release Agreement if it cannot be modified, and such modification or severance shall have no effect upon the remaining portions of the Release Agreement which shall remain in full force and effect.

9. Assignment and Successors. The Company may, without Executive’s consent, assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise. The Executive may not assign the Executive’s rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

10. Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Delaware, without reference to the principles of conflicts of law of Delaware or any other jurisdiction, and where applicable, the laws of the United States

11. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Release Agreement to be signed by its duly authorized officer, and Executive has executed this Release Agreement on the day and year written below.

COMPANY

By:
Name: ________________________________________
Title: _________________________________________
Date: _________________________________________

EXECUTIVE

By:
Heath Deneke
President and Chief Executive Officer
Date: